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                                                                   Exhibit(j)(1)

            Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
Smith Barney Investment Funds Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated June 18, 2004, on the statement of assets and liabilities, including the schedule of investments, of the Smith Barney Hansberger Global Value Fund ("Fund") of Smith Barney Investment Funds Inc. as of April 30, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                                  KPMG LLP

New York, New York
August 25, 2004